Part I.

PERSONAL SECURITIES TRANSACTIONS

A.  Personal Trading Accounts and Reports.

1.         No later than 10 days after becoming an Access Person, such Access Person must identify to the CCO all of the Access Person’s and the Access Person’s Family Members’ Proprietary Accounts, and must provide to the Firm an Initial Holdings Report disclosing  the  title,  type,  number  of  shares  or  principal  amount  (as  applicable),  and  the exchange ticker symbol or CUSIP number (as applicable) of each security held directly by the Access Person or the Access Person’s Family Members, whether or not in a Proprietary Account.  The form of Initial Holdings Report is attached as Exhibit B.  This obligation may also be satisfied for each Proprietary Account by attaching brokerage statements of that account current as of forty-five days prior to the date the person became an Employee.  The Initial Holdings Report need not disclose shares of open-end investment companies registered under the ICA (mutual funds) that are not affiliated with the Firm (but disclosure of closed-end funds and exchange-traded funds is required), securities issued by the government of the U.S., money market instruments (such as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt instruments) and shares of money market funds.

2.       Thereafter, each Access Person must advise the CCO and receive authorization before opening any new Proprietary Account.

3.       Each Access Person must arrange for duplicate copies of all trade confirmations and brokerage statements relating to each of his or her Proprietary Accounts to be sent promptly and directly by the brokerage firm or other financial institution where the Proprietary Account is maintained to the Firm, to the attention of the CCO.  The Firm must receive such statements no later than 30 days after the end of the applicable calendar quarter.

4.         For each securities trade by an Access Person for which a confirmation is not available or that is not carried out through a brokerage account, such as a private securities transaction, the Access Person is responsible for promptly providing the CCO with a written statement of the date, security, nature of the transaction, price, parties and brokers involved in such trade.

5.         Before arranging a personal loan with a broker, bank or other financial institution that will be collateralized by securities in a Proprietary Account, an Employee or other borrower must obtain the approval of the CCO.

6.         No later than thirty days after the end of each calendar quarter, each Access Person must certify to the Firm that he or she has complied with this Manual and give the Firm a report disclosing all securities in which the Access Person and the Access Person’s Family Members have any Beneficial Ownership and complete information regarding each Proprietary Account where such securities are held.  Alternatively, the Access Person may certify that all such information is in the account statements and confirmations provided to the Firm during that quarter and that as of the date of the certificate, all such information is accurate and complete.  If such information is incomplete or inaccurate as of the date of the certification, the Access Person must update or correct the information.  The forms to use for this purpose are attached as Exhibit B and Exhibit C.

7.        Annually, each Employee must certify to the Firm that he or she has complied with this Manual.   In addition, each Access Person must either (a) give the Firm a report each year disclosing all securities in which the Access Person and the Access Person’s Family Members have any Beneficial Ownership and complete information regarding each Proprietary Account  where such  securities  are  held,  or (b) certify each  year that  all  such information is in the account statements and confirmations provided to the Firm during the year and that as of the date of the certificate, all such information is accurate and complete.  If such information is incomplete or inaccurate as of the date of the certification, the Employee must update or correct the information.  The forms to use for this purpose are attached as Exhibit B and Exhibit C.

B.  Personal Trading Approvals.

No securities transactions for Access Persons’ Proprietary Accounts may be effected without the prior written approval of the CCO.  Any transaction may be cancelled at the end of the day by the CCO or allocated to a Client Account at the CCO’s discretion.   This policy applies equally to securities acquired in IPOs and private placements.  The CCO must obtain the prior written approval of Andrew Matthes before effecting any transactions in the CCO’s own Proprietary Accounts.  The form of Personal Securities Trading Request is attached as Exhibit D.  The CCO or Andrew Matthes will notify the Access Person promptly of approval or denial of clearance to trade.  If an Access Person receives approval to trade a security, he or she must complete that trade on the same business day as that approval.  If the trade is not made on that day, the Access Person must request approval again.

When an Access Person recommends purchasing or selling a security for a Client Account, the Access Person must disclose to the CCO if any of the Access Person’s Proprietary Accounts then holds a position in that security.  Typically, an Access Person may not buy or sell a security for any Proprietary Account until five days after orders for Client Accounts in that security have been filled and there is no buying or selling program in progress.

C.  Review of Personal Trading Information.

The Firm will review all confirmations, statements and other information to monitor compliance with this Manual.  The Firm reserves the right to require an Employee to reverse, cancel or freeze, at the Employee’s expense, any transaction or position in a security if the Firm believes such transaction or position might violate this Manual or appears improper.  Except as required to enforce this Manual or to participate in any investigation concerning violations of applicable law, the Firm will keep all such information confidential.

D.  Client Priority.

Employees must give first priority to all purchases and sales of securities for Client Accounts before executing transactions for Proprietary Accounts, and must conduct their personal trading in a manner that does not conflict with the interests of any Client Account. Although it is not possible to list all potential conflicts of interest, each of the following acts always is prohibited:

1.        Knowingly purchasing securities for Proprietary Accounts, directly or indirectly, without making a good faith determination whether those securities are appropriate for investment by a Client Account and, if they are appropriate, without equitably allocating the investment to Client Accounts first, based on such considerations as available capital and current positions, and then to Proprietary Accounts;

2.         Knowingly purchasing  or  selling  securities  for  Proprietary Accounts, directly or indirectly, in a way that adversely affects transactions in Client Accounts;

3.         Using knowledge of securities transactions by a Client Account to profit personally, directly or indirectly, by the market effect of such transactions; and

4.         Giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a Client Account, except to the extent necessary to effect such transactions or with the approval of the CCO.

In  addition,  Client  Accounts  always  must  receive  the  best  price,  in  relation  to

Proprietary Accounts, in transactions on the same day.

E.  Front Running.

Without the prior written approval of the CCO, no Employee may execute a transaction in a security for a Proprietary Account if the Employee is aware or should be aware that an order for a Client Account for the same security, same way, remains unexecuted or the Firm is considering same-way trades in the security for Client Accounts.  Transactions in options, derivatives or convertible instruments for a Proprietary Account that are related to a transaction in an underlying security for a Client Account (“inter-market front running”) are subject to the same restrictions.

F.  Restricted List.

Certain transactions in which the Firm engages or other circumstances may require, for either business or legal reasons, that any Client Accounts or Access Persons’ Proprietary Accounts do not trade in certain securities for specified periods.  A security may be designated as “restricted” if the Firm is purchasing or selling or considering purchasing or selling that security for Client Accounts, if the Firm is involved in a transaction that places limits on the aggregate position held by Client Accounts or Access Persons’ Proprietary Accounts in that security, if the Firm or any of its personnel has material, non-public information regarding that security or if trading in that security should be restricted for any other reason.  Such securities will appear on a restricted list (the “Restricted List”) that will be circulated to all Employees by the CCO.  The Restricted List is confidential and no information about the Restricted List may be disclosed to anyone outside of the Firm.

All Employees should consult the Restricted List before placing any order for the purchase or sale of securities.  No Employees may engage in any trading activity with respect to a security, or an option, derivative or convertible instrument related to that security, while that security is on the Restricted List, and for five business days after it has been removed from the Restricted List, except with the prior written approval of the CCO.

G. Principal Transactions.

Neither the Firm nor an Employee may engage in principal transactions between a Proprietary Account and a Client Account without first obtaining the prior written approval of the CCO and the written consent of the Client Account.

H. Private Placements and Initial Public Offerings.

Neither an Access Person nor any of his or her Family Members may acquire Beneficial Ownership of any security in a private placement or IPO without the prior approval of the CCO.  The form of Personal Securities Trading Request is attached as Exhibit D.  The CCO will promptly notify the Access Person of approval or denial of clearance to trade.  If an Access Person receives approval to trade a security he or she must complete that trade within 24 hours after receiving that approval.

I.

Anti-Fraud Rules

The Firm and its Employees are specifically prohibited by the Advisers Act and the ICA and the SEC rules under those laws from engaging in any of the following activities with respect to Client Account or a Fund:

or Fund;

1.

Employing any device, scheme or artifice to defraud the Client Account

2.         Making any untrue statement of a material fact to the Client Account or Fund or omitting to state a material fact necessary in order to make the statements made to the Client Account or Fund, in light of the circumstances under which they are made, not misleading;

3.         Engaging in any act, practice or course of business that operates or would operates as a fraud or deceit on the Client Account or Fund; or

4.

Engaging  in  any  manipulative  practices  with  respect  to  the  Client

Account or Fund.

\

Part II.

CODE OF EMPLOYEE CONDUCT

A.  Outside Activities.

Without the CCO’s prior approval, no Employee may engage in any activity that involves  (1) any  securities  or  investment  activities  outside  the  scope  of  the  Employee’s activities on behalf of the Firm (whether for the Employee or for any other person), or (2) a material time commitment, compensation to the Employee, or employment, teaching assignments, lectures, publication of articles, radio or television appearances or other publicity. Each Employee should notify the CCO immediately if the Employee is engaged in any such activity when he or she receives this Manual.  The CCO may require full details about the activity, including the number of hours involved and the compensation that the Employee will receive.  Before accepting an appointment as an officer or director in any business, charitable organization or non-profit organization, an Employee must obtain approval from the CCO.  The form for obtaining such approval is attached as Exhibit F.

B.  Conflicts of Interest.

It is a violation of an Employee’s duty of loyalty to the Firm for that Employee, without the CCO’s prior consent, to:

1.         Rebate, directly or indirectly, to any person or entity any compensation received from the Firm;

2.         Accept, directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client Account (for example, directing a particular transaction in exchange for any such compensation); but see Part II.H below regarding permissible gifts where no such quid pro quo relationship exists; or

3.         Beneficially own any security of, or have, directly or indirectly, any financial interest in, any other organization engaged in any securities, financial or related business, unless previously disclosed to the CCO pursuant to Part I (Personal Securities Transactions).

C.  Communications.

Each Employee must ensure the accuracy of communications (whether written or oral) regarding  the  Firm,  any  Client  Account  or  any  Fund  to  clients,  prospective  clients, Shareholders, prospective Shareholders and regulatory authorities.  The CCO supervises the appropriate Employees and, if the CCO deems it appropriate, any third-party service provider (such as an administrator, accountant or law firm), in reviewing any account statement, offering materials, periodic letters to Investors or clients or potential Investors or clients, published prior performance and advertisements.

D.  The CAN-SPAM Act of 2003.

The Firm’s periodic email reports to clients, potential clients, Shareholders and prospective Shareholders may be deemed “unsolicited commercial emails.”  An unsolicited commercial email is any email message, the primary purpose of which is the commercial advertisement or promotion of a commercial product or service.  The following should be included in any such email messages (unless the reports are distributed solely to the Firm’s current clients and to others who have requested to receive such reports):

This email may be considered an advertisement or solicitation.   If you do not want to receive further emails from Teton Fund Management, LLC, please reply to this email and ask to be removed from our mailing list.

TETON FUND MANAGEMENT, LLC One Maritime Plaza, #1555

San Francisco, California 94111

Telephone: (415) 765-1555

E.  Protection of Client Assets.

1.         Receipt of Client Funds.  No Employee shall use client assets for his or her own purpose or benefit or receive client assets for any reason.  Any Employee who knows or has reason to believe that another Employee has engaged in such behavior must immediately report such information to the CCO.   Any Employee who accidentally receives client assets (such as a check made out directly to the Firm or a Fund) should immediately (and in any event within three business days) return such assets to the person from whom they came.

2.         Acting to Obtain Client Custody.  Without the advance approval of the CCO, an Employee may not act in any capacity that would cause the Firm to be deemed to have custody of a Client Account.  Prohibited activities include acting as a personal custodian or trustee for a client or client’s trust, obtaining any power of attorney or account signatory authority of a client’s account or assets or entering into any business transaction jointly with a client.

F.  Confidentiality,   Proprietary   Data   and   Privacy   of   Customer   Personal Information.

1.         Proprietary Data; Confidentiality.  Any information regarding advice that the Firm furnishes to Client Accounts, the Firm’s recommendations and analyses and other proprietary  data  or  information  about  the  Firm,  Client  Accounts  or  Funds  (including Shareholder or client identity and personal information) is strictly confidential and a trade secret and may not be revealed to third parties, except as required for Firm business.   Such information is the property of the Firm.  Disclosing such information to any third party, without the permission of the CCO, will subject the Employee to discipline or sanctions by the Firm at the Firm’s sole discretion, including fines, dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions.  This confidentiality obligation continues even after the termination of employment, and such information is considered trade secrets and may not be used by the Employee after termination of employment.

2.         Privacy  of  Customer  Personal  Information  --  Information  Security Program.  It is the Firm’s policy to protect, through administrative, technical and physical safeguards, the security and confidentiality of financial records and other nonpublic personal information  concerning  current,  potential  and  former  Client  Accounts  or  Shareholders, including  protecting  against  any  anticipated  threats  or  hazards  to  the  security  of  such information and unauthorized access to or use of such information.

a.        The CCO.  The Firm has designated the CCO to coordinate its information security program.   The CCO is responsible for (i) assessing existing risks to nonpublic personal information, (ii) developing ways to manage and control these risks, (iii) monitoring third-party service provider arrangements to ensure information security, and (iv) periodically  reviewing,  monitoring,  testing  and  revising  the  program  in  light  of  relevant changes in technology and threats to Client Account and Shareholder information.

b.         Identifying Internal and External Risks to Customer Information. The CCO reviews reasonably foreseeable internal and external risks to the security, confidentiality and integrity of customer information, including risks relating to (i) Employee training,  (ii)  changes  to  the  Firm’s  information  systems,  including  network  and  software design,  information  processing,  storage,  transmission  and  disposal,  and  (iii) procedures  to detect, prevent and respond to attacks, intrusions or other system failures.  The CCO assesses the likelihood and potential damage of these risks and the sufficiency of any safeguards in place to control these risks.  The CCO meets periodically with Employees to review and implement the program and is available to answer questions regarding the program.

c.         Information  Safeguards.     Employees  may  not  disclose  the identity, affairs or investments, or other personal information, of any current, potential or former Client Account or Shareholder to anyone outside of the Firm, except as may have been authorized by the holder of the Client Account or the Shareholder or as may be required in servicing the Client Account or Shareholder (such as disclosure to a brokerage firm at which such Client Account is held) or for the business of the Firm (such as disclosure to the Firm’s auditors  and  lawyers  or  as  required  by law).    Employees  should  direct  to  the  CCO  any questions about whether information is confidential or any disclosure is permitted.   This confidentiality obligation continues even after the termination of employment.

To protect the confidentiality of the Firm’s confidential and proprietary information and the  confidentiality  of  existing,  former  or  potential  Client  Accounts  and  Shareholders, Employees should take the following additional security precautions:

1.

Except as required for Firm business, Employees may not print, photocopy, email to a personal account  or  otherwise  duplicate  any  information that contains confidential and proprietary information or take any such information from the Firm’s offices without the prior consent of the CCO.   Any physical information removed from the Firm’s offices or any information printed and kept at home (such as research files) must be returned to the Firm.  All copies and originals of such information must be disposed of in a way that keeps the information confidential, such as shredding.  (No document may be destroyed if the Firm is required to keep it – as further described in Part VII below.)  Employees must keep all paper copies of confidential and proprietary information that are not in use off desk tops, conference tables or any other place where such copies would be visible to persons who are not authorized to have access to such information.

2.

All computer drives  containing confidential and proprietary information must be accessible only by the use of strong passwords.  Backup records and archived data are stored in a secure manner. Employees must take precautionary measures during each day to ensure that confidential and proprietary information on those computers is not visible to persons who are not authorized to have access to such information.  For example, the Firm may use password-activated screen savers to lock computers containing confidential or proprietary information after a period of inactivity.  At the end of each day and at other times that an Employee leaves his or her terminal for an extended period, such Employee must log off his or her computer.

3.

If any laptop or other computer drive or storage medium containing confidential or proprietary information is taken outside the Firm’s offices, such as to a service provider, an Employee’s residence, a client meeting or business travel, such data must be encrypted and the responsible Employee must take extra precautions to protect against theft or loss, such as keeping the item with the Employee, in a safe, or in a locked area.

4.

Employees  must  use  extreme  care  in  electronic correspondence to assure that confidential and proprietary information is not inadvertently distributed to unauthorized persons.

5.

Physical access to any non-electronic confidential and proprietary information must be limited by either locking or monitoring access to the offices and storage areas where such information is located.  Confidential and proprietary information may not be left unattended in any common space that is shared with another business.  For example, Employees without private offices should ensurethat their desks are kept clear any time they are away from their desks.  Employees with private offices should lock their doors when they are away from their offices for extended periods of time. Any other doors (other than the Firm’s front door during business hours  and doors required  to be kept unlocked for safety reasons) will be locked at all times.

6.

All  information  protected  by  such  safeguard  is considered trade secrets and may not be used by the Employee at any time, including after termination of employment, except as required for Firm business.

d.         Third Party Service Providers.  At times, the Firm may enter into one or more agreements with third parties under which the Firm may provide confidential information to those third parties.  If this occurs, the Firm will (i) use reasonable efforts to include in the relevant agreements provisions protecting confidential information to the extent required  by law,  (ii) take reasonable steps  to select  and  retain  service providers  that  can maintain appropriate safeguards for confidential information and (iii) require those service providers to implement and maintain such safeguards.  Employees should direct any questions about these agreements or the disclosure of information pursuant to them to the CCO.

G. Involvement in Litigation/Contacts with Regulatory Authorities or the Press.

An Employee should advise the CCO immediately if he or she is contacted by any regulatory authority  (including  the  SEC,  FINRA,  any  securities  exchange  or  any  state  regulatory authority)  or  becomes  involved  in  or  threatened  with  litigation  or  an  administrative investigation or proceeding of any kind, is served with a subpoena, becomes subject to any judgment, order or arrest.  Employees should refer all inquiries from all regulatory authorities to the CCO.  Employees (other than the CCO or the CCOs’ Substitute) also should advise the CCO or the CCO’s Substitute immediately if they are contacted by the press.   Employees should refer all press inquiries to the CCO or the CCO’s Substitute.

H. Favoritism, Entertainment and Gifts.

1.         Receipt by Employees.   An Employee may not seek or accept gifts, favors, preferential treatment, or valuable consideration of any kind offered from brokers or other companies or persons involved in the securities industry.   Limited exceptions to this policy may be made with the approval of the CCO, and the following items may be accepted from brokers or vendors without the CCO’s permission as long as the Employee adheres to the following guidelines:

a.

Breakfast or lunch provided at the Firm is permissible as long as a representative of the vendor or broker providing the meal is in attendance.

b.

Flowers or food and/or wine baskets for the Firm generally are permissible.

c.         Occasional gifts with a face value of $100 or less (for example, a bottle of wine) are permissible.

d.         Reasonable entertainment (for example, a meal, a round of golf or tickets to a sporting event) provided by vendors or brokers on occasion are permissible if a representative of that vendor or broker attends the event.  However, travel expenses offered by the vendor or broker (such as airfare or hotel accommodations) generally are not permitted.

2.         From Employees.  An Employee may not offer or give any gift, favor, preferential treatment or other valuable consideration of any kind in connection with the Firm’s business, except for occasional and reasonable gifts and entertainment (if the Employee is present).  Employees must report any payment (including each gift and all entertainment) made in connection with the Firm’s business to a labor organization (including any union-affiliated pension plan (a “Taft-Hartley Plan”)) and its officers, agents, shop stewards, employees or other  representatives  (such  as  union-appointed  trustees).    The  CCO  must  track  all  such payments by the Firm and its Employees to such persons (even if the Firm does not reimburse the Employee for such payments) and report to the Department of Labor aggregate payments to any such person over a calendar year that exceed $250.

I.

Registration, Licensing and Testing Requirements.

Each Employee should check with the CCO to ensure that he or she has complied with any applicable registration, licensing and testing requirements required as a result of such Employee’s duties and position.   These requirements may arise under the Advisers Act, the ICA, the Securities Act of 1933, the Exchange Act, the Employee Retirement Income Security Act of 1974, state broker-dealer and investment adviser statutes, rules and regulations adopted by the SEC, the Department of Labor and state and other regulatory authorities.

J.   Qualification of Associates.

The Firm complies with applicable rules regarding solicitation activities conducted by Associates on behalf of the Firm.  In particular, the Firm obtains a written acknowledgment of receipt from each client relating to disclosure of Associate fees that the Firm pays with respect to  such  client  and  maintains  copies  of  each  such  acknowledgement  and  all  disclosure statements delivered to clients by Associates.  In addition, the Firm may review applicable state laws regarding soliciting clients that are government or public entities, funds or plans.  No such arrangement may be made without approval of the CCO.

K. Email, Instant Messaging and Social Media Communications.

Employees should use the Firm’s designated systems for all Firm business conducted via email, instant messaging or other forms of communication.  Employees may not post any messages  about  the  Firm,  its  clients  or  investments,  its  Employees  or  its  Employee’s investments on any Internet message board, chat room, blog or social media / networking site except in accordance with the Firm’s social media policy attached hereto as Exhibit G.  The Firm periodically monitors Internet message board, chat room, blog and social media / networking sites using search engines such as Google.

Employees should be aware that all emails (whether or not Firm-related) that are sent through Firm accounts are the Firm’s property, may be retained indefinitely, are subject to periodic review by the Firm or its agents (such as attorneys and compliance consultants), and may be subject to review by regulatory authorities.

The Firm monitors emails using a word search procedure.   The CCO monitors correspondence for any FINRA-licensed Employees, as required by the Distributor.  Evidence of this review, along with Fund-related correspondence, is maintained.

L.  Solicitation of Government Entities.

The Firm is subject to SEC Rule 206(4)-5 regarding “pay-to-play” practices by investment advisers.  The rule prohibits the Firm from providing investment advisory services for compensation to a Government Entity for two years after the Firm or its Covered Associates make a contribution to certain elected officials or candidates who (1) are directly or indirectly responsible for, or can influence the outcome of, the engagement of the Firm to provide investment advice or (2) have the authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the engagement of the Firm to provide investment advice.

The Rule also prohibits the Firm from:

1.         Soliciting or coordinating payments to political parties in jurisdictions where the Firm is providing (or seeking to provide) investment advisory services;

2.

Soliciting  or  coordinating  contributions  from  others  to  officials  of  a

Government Entity to which the Firm is seeking to provide advisory services; and

3.         Paying (or agreeing to pay) a third party who is not a Regulated Person, to solicit a Government Entity on its behalf.   “Regulated Persons” are certain broker-dealers and registered investment advisers that are subject to prohibitions against participating in “pay- to-play practices” and are subject to the SEC’s oversight and, in the case of broker-dealers, the oversight of a registered national securities association, such as FINRA.

The Firm has established the following procedures to ensure compliance with these Advisers

Act rules and regulations:

1.         All Employees shall notify and receive the CCO’s or authorized designee’s written authorization prior to discussing the Firm’s services with any Government Entity or official or candidate of a Government Entity;

2.         Prospective  Employees  to  be  hired  as,  and  existing  Employees  who  are  to become, Covered Associates who solicit any Government Entity or official or candidate of a Government Entity shall disclose prior to becoming Covered Associates any Contributions since March 14, 2011 or for the most recent 24 months, whichever is the shorter time period;

3.         Prospective  Employees  to  be  hired  as,  and  existing  Employees  who  are  to become, Covered Associates who do not solicit any Government Entity or official or candidate of a Government Entity in any respect shall disclose prior to becoming a Covered Associates all Contributions since March 14, 2011 or for the most recent six months, whichever is the shorter time period;

4.         All  Covered  Associates  shall  notify  and  receive  the  CCO’s  or  authorized designee’s written authorization prior to making any Contribution, soliciting or coordinating any Contributions, or soliciting or coordinating payments to political parties or political action committees; and

5.         Quarterly, all Supervised Persons shall certify in the Certificate of Compliance, in the form attached as Exhibit C, that the Supervised Persons have complied in all respects with these policies and procedures governing pay to play practices.

Part III.

INSIDER TRADING

A.        Policy Manual on Insider Trading.   The Firm is in the business of obtaining andanalyzing information about companies and their securities to give the Firm the basis for profitably trading and recommending investments in securities.  Generally, such investigation and analysis help investors to make informed investment decisions, which is one of the goals of the federal securities laws.  It is illegal, however, to trade or recommend trades in a security while using or even, in some cases, while merely possessing, material, nonpublic information about  that  security  or  its  issuer.    It  is  the  Firm’s  policy  to  conduct  its  business  in  full compliance with the law, and to ensure that its Employees do so.

This Manual applies to the Firm and all of its Employees.   Each Employee should review this Manual carefully.  Any questions should be directed to the CCO.

Although the law concerning insider trading is evolving, it generally prohibits:

•

Trading  in  securities  by  an  insider  while  in  possession  of  material, nonpublic information;

•

Trading in securities by a non-insider while in possession of material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential, or was misappropriated; and

•

Communicating    material,    nonpublic    information    to    others,    or recommending a securities transaction to others while in possession of material, nonpublic information about the security or the company in question (commonly called “tipping”).

The Firm forbids any of its Employees from (i) trading either personally or on behalf of others, including Client Accounts, on material, nonpublic information; (ii) communicating material, nonpublic information to others in violation of the law; or (iii) knowingly assisting someone engaged in these activities.

All information relating to the Firm’s activities, including investment analyses, investment recommendations, and proposed and actual trades for the Firm or Client Accounts, is proprietary to the Firm and must be kept confidential, except as necessary for an Employee to perform his or her duties for the Firm.  Such information should be treated as material, nonpublic information; that is, Employees must not trade on it for Proprietary Accounts and, without the prior approval of the CCO, must not disclose it to anyone inside or outside the Firm who does not need the information in the course of the Firm’s business.

1.

Background.

The SEC is responsible for enforcing the federal securities laws.  State laws generally correspond to the federal laws and impose additional obligations and liabilities.  The federal statutes  that  are  most  frequently  the  basis  for  SEC  investigations  and  prosecutions  are Exchange Act section 10(b) and SEC Rule 10b-5 thereunder.  These are the general antifraud provisions of the federal securities laws.   Among other things, Rule 10b-5 prohibits insider trading, which has been given high priority in SEC enforcement efforts.

2.

Key Terms and Concepts.

“Insiders” of a company are generally its officers, directors, employees and controlling shareholders.  In addition, persons outside a company who gain inside information in the course of dealings with that company may be considered “temporary insiders” of the company and thus be bound by the same legal restrictions as traditional insiders.  For example, outside financial advisers, investment bankers, lawyers or accountants retained to represent or assist the company on an ongoing basis or in major corporate transactions are insiders for purposes of insider trading laws.  Under this analysis, the Firm and its Employees can become temporary insiders of a company if the Firm advises or performs other services for the company.  If you receive material, nonpublic information regarding a company that comes directly or indirectly from any insider (temporary or traditional), do not trade in that company’s securities in your Proprietary Accounts or for any Client Accounts and do not discuss the information with any other person without first consulting the CCO.

“Tipping” is disclosing material, nonpublic information about a company or its securities to a third party, when such disclosure is not made strictly for corporate purposes. The disclosure may be by an insider of the company, by one who has misappropriated the information from the company in question or from another person or company, or by anyone who received information traceable to an insider or one who has misappropriated the information.  Those who disclose the information are called “tippers”; those who receive the information are called “tippees.”  If you trade on the basis of tipped information, you may incur criminal and civil liability, even if you receive the information second- or third-hand, or more remotely, if the other requirements for finding liability are present.  The same legal standards apply to remote tippees.  In addition, if you tip information to others, you may be liable for any profits gained or losses avoided by a tippee, even if you did not trade.   If someone tips information to  you, do  not disclose the information to anyone except  as required by this Manual.  You and the Firm may be liable if anyone trades on material, nonpublic information received from or through you.

Trading  while  in  possession  of  certain  nonpublic  information  is  illegal  if  the information  is  “material.”    Material  information  is  information  about  a  company  or  its securities of such importance that it has substantial likelihood of altering the “total mix of information” regarding the company.  It is information that, if generally known, would affect the market price of the security.  Material information can relate to current events or possible future events.  When information relates to a possible future event, materiality is determined by balancing the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the company’s activities.  The more likely it is that an event will occur, the less significant the event needs to be for the information to be deemed material; the more significant the event, the less likely the probability of its occurrence needs to be for the information to be deemed material.  Whether a particular item of information is material may depend on how specific it is, the extent to which it differs from public information, and its reliability in light of its source, its nature, and the circumstances under which it was received.

If a transaction in which you are involved becomes the subject of scrutiny by the SEC, the materiality of any inside information will be evaluated with 20/20 hindsight, and the mere fact  that  someone  traded  while  in  possession  of  the  information  will  contribute  to  the conclusion that it was material.  When in doubt, assume information is material.

Information that Employees should consider material includes, among other things, information about earnings estimates; changes in previously released earnings estimates; manufacturing problems; changes in control or management; mergers; acquisitions; tender offers; joint ventures; changes in assets; major litigation; liquidity problems; significant new products, discoveries, services or contracts; the cancellation or loss of significant orders, products, services or contracts; change in auditors or auditor notification that the issuer may no longer rely on an auditor’s audit report; events regarding the issuer’s securities; defaults on senior securities; calls of securities for redemption; repurchase plans; stock splits or changes in dividends; changes to rights of security holders; public or private sales of additional securities; and bankruptcies or receiverships.

Material information also can relate to events or circumstances affecting the market for a company’s securities.   For example, a reporter for the Wall Street Journal was criminally liable  for  disclosing  to  others  the  dates  that  articles  about  various  companies  would  be published in The Wall Street Journal and whether those reports would be favorable or not.

You should refer any questions about whether certain information is material to the CCO.

“Nonpublic” information is information that has not been disseminated in a manner that makes it available to public investors generally.  If information is being disseminated to traders generally   by   brokers,   futures   commission   merchants   and   institutional   analysts,   such information would be considered public unless there is a reasonable basis to believe that such information is confidential and came from an insider.  Information that has been selectively disclosed to a few analysts or investors is not public.  Public information is information that has been disclosed in a manner sufficient to ensure that it is available to the investing public, such as by disclosure in a report filed with the SEC or publication in the Dow Jones broad tape, Reuters Economic Services, the Associated Press or United Press International wire services, newspapers of general circulation in New York City, or, if the subject company’s operations or stockholders are geographically localized, in local news media, or the electronic media.  When information becomes public, persons who were aware of the information when it was nonpublic must wait to trade until the market absorbs the information.  You should refer any questions about whether certain information has become public to the CCO.

“Misappropriation” is a basis for insider trading liability that is established when trading occurs based on material, nonpublic information that was misappropriated from another person.  This theory can and has been used to reach a variety of individuals who are not traditional or temporary insiders.  The Wall Street Journal reporter mentioned above was found by the U.S. Supreme Court to have defrauded the Wall Street Journal when he misappropriated information about upcoming articles from the Wall Street Journal and used the information for trading in the securities markets.  Similarly, a partner in a law firm was held to use a “deceptive device” in violation of Exchange Act section 10(b) by misappropriating information from his law firm and the law firm’s client, in breach of his fiduciary duty owed to this law firm and the client, by trading in securities of a company regarding which the client was preparing a tender offer.

3. Penalties for Insider Trading.

Penalties for trading on or tipping of material, nonpublic information are severe and may include:

a.

civil injunction;

b.

disgorgement of the profit gained or the loss avoided;

c.

civil penalty of up to three times the profit gained or the loss avoided;

d.

criminal fine of up to $5 million for an individual or $25 million for an entity (in addition to civil penalties based on the profit gained or the loss avoided); or

e.

jail time of up to 20 years.

A company or any manager or supervisor who fails to take adequate steps to prevent illegal trading on, or tipping of, material, nonpublic information is subject to similar penalties. Persons guilty of insider trading violations, whether through actual trading, tipping, or failing to supervise, are also open to private suits for damages by contemporaneous traders in the market.

Any SEC investigation, even one that does not result in criminal or civil prosecution, can irreparably damage the Firm’s reputation and an individual’s career.  It is essential to avoid even the appearance of impropriety.

B.  Procedures to Implement the Firm’s Policies against Insider Trading.

The Firm has established the following procedures to help Employees avoid insider trading, and to help the Firm to prevent, detect and impose sanctions against insider trading. Every  Employee  must  follow  these  procedures.    If  you  have  any  questions  about  the procedures, you should consult the CCO.

1.

Identify Material, Nonpublic Information.

Before  trading  for  yourself  or  others  (including  Proprietary  Accounts  or  Client Accounts) in the securities of a company about which you may have received potential inside information, consider the following questions:

a.         Is the information material?  Is this information that an investor would consider important in making his or her investment decisions?  Would this information affect the market price of the securities if it were generally known?   Could this information cause investors to change their trading?

b.         Is the information nonpublic?   To whom has it been provided? Has it been filed with the SEC?  Has it been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation or appearing on the wire services or electronic media?

2.

Avoid Using or Disclosing Material, Nonpublic Information.

If you believe that you may possess material, nonpublic information, or if you believe the Firm’s activities may have created material, nonpublic information, you should take the following steps:

a.         Immediately cease all trading in securities of the company that is the subject of the material, nonpublic information, including trading on behalf of the Firm, Client Accounts and Proprietary Accounts.  In addition, after you receive the information, there should be no trades in securities of the company in question in the accounts of your Family Members or other relatives, business associates, or friends.

b.         Immediately cease recommending any transaction in any of the securities of the company in question to anyone, including Client Accounts, other Employees, Family Members and other relatives, business associates and friends.   This includes making any comment about the company that could in any way be interpreted as a recommendation. Do not solicit Client Accounts or potential Client Accounts to buy or sell the securities of the company in question.

c.         Immediately inform the CCO of all details of the situation, so that appropriate security procedures can be implemented Firm-wide (including putting the security about which the material, non-public information relates on a Restricted List, as described further in Part I.F).

d.         Do not discuss the material, nonpublic information with anyone except as required by this Manual.  Do not refer to the information in hallways, elevators, stairways, restaurants, taxis or any other place where you may be overheard.

3.

Restrict Access to Material, Nonpublic Information.

If appropriate, the Firm  may adopt some or all of the following procedures while anyone in the Firm possesses material, nonpublic information.  The Firm may use additional measures to address specific situations.

a.         Procedures    for    handling    documents    containing    material, nonpublic information, including prohibitions on removing them from the office, limiting copying and distribution within the office, keeping them off desk tops and conference tables when not in use, shredding them on disposal, and other measures to protect them from being read accidentally by anyone without a lawful need to know the information.

b.         Restrictions  on  physical  access  to  areas  of  the  Firm  where material, nonpublic information may be discussed or stored, including locking file cabinets and doors and a system of visitor passes or other restrictions for non-Employees.

c.         Computer access security measures, such as passwords on files or limited access to terminals through which material, nonpublic information can be obtained.

d.         Trading  restrictions,  including  temporary  Firm-wide  bans  on trading in the securities to which the material, nonpublic information relates or management review of all Employee trades in certain securities.

4.

Contacts with Third Parties.

Employees should direct requests for information from third parties such as the press and analysts to the CCO.

C.  Employee or Family Member Serving as Director, Officer or Consultant.

From time to time, an Employee may serve as a director of a company in which the Firm has a securities position, to monitor, preserve, protect or enhance the value of the position for the benefit of Client Accounts or for other similar purposes.  In addition, from time to time, Family Members of Employees may serve as directors, officers or consultants for companies in which the Firm has a securities position.  During these periods, the Firm may take additional precautions to prevent inadvertent violations of this Manual and to avoid the appearance of impropriety.

1.

Notice.

An Employee must inform the Firm immediately if the Employee or any of his or her Family Members serves or is about to serve as a director, officer or consultant of a company that issues securities.

2.

Restrictions on Trading Without Advance Approval or During Black-Out Periods.

When an Employee or a Family Member of an Employee serves as a director, officer or consultant of a company, the following procedures apply:

a.         No Employee or Family Member of that Employee may trade in the securities of the subject company for Client Accounts or for his or her Proprietary Account without the prior consent of the CCO.

b.         No Employee may trade in the securities of the subject company for Client Accounts or for his or her Proprietary Account during any “black-out” period or similar period of trading restrictions established by the subject company and applicable to its directors, officers or consultants.

D.  Client Serving as Director, Officer or Consultant.

From time to time, a client of the Firm may serve as a director, officer or a consultant for companies in which the Firm or an Employee has a securities position.   During these periods, the Firm may take additional precautions to insure that inadvertent violations do not occur and to avoid the appearance of impropriety.

1.

Notice.

An Employee must inform the Firm immediately if (a) the Employee becomes aware that any client of the Firm serves or is about to serve as a director, officer or consultant to any company  that  issues  securities  that  are  publicly  traded  or  (b)  the  Employee  obtains  any material, nonpublic information from such a client.

2.

Restrictions on Trading Without Advance Approval or During Blackout Periods.

When a client of the Firm serves as a director, officer or consultant of a company, the Firm may require procedures such as those set forth above regarding advance approval in “blackout” periods for trading in securities of the company for which the client serves as a director, officer or consultant.

E.  Supervisory Procedures.

The  Firm’s  supervisory  procedures  have  two  objectives:  preventing  and  detecting insider trading.

1.

Preventing Insider Trading.

To prevent insider trading, the Firm is taking steps, such as adopting and implementing this Manual, to familiarize Employees with the nature of insider trading and with the Firm’s policies and procedures relating to insider trading.   The Firm also reviews this Manual on a regular basis and updates it as necessary.  The Firm has designated the CCO as the person responsible for answering questions about material, nonpublic information and insider trading and tipping.  The Firm will help Employees to determine whether information is material and nonpublic.

If the Firm determines that an Employee has material, nonpublic information, the Firm will take the measures  described above to prevent dissemination of such information and restrict trading in the securities to which the information relates and access to the information. Finally, the Firm will advise Employees when and if it is permissible to trade in such securities. Generally, a reasonable period must pass for the marketplace to have an opportunity to evaluate and respond to the information before trading will be permitted.

2.

Detecting Insider Trading.

To detect insider trading, the Firm has adopted the policies and procedures relating to personal securities transactions by the Firm’s Employees and Family Members set forth in Part I.   Employees should direct any questions about these policies and procedures or how they apply in particular situations to the CCO.